Exhibit 10.2

Westar Energy Restricted Share Units

Deferral Election Form

James S. Haines, Jr.

Deferral Election For 125,000 Westar Energy Restricted Share Units

and Dividend Equivalents Granted Effective December 6, 2002 and

Vesting in Equal Tranches on December 6, 2005 and December 6, 2006

☒	I elect to defer distribution of Westar Energy RSUs granted to me on December 6, 2002 and vesting in equal tranches on each of December 6, 2005 and December 6, 2006 and elect to have all such RSUs distributed to me in equal annual installments over a five-year period beginning on the first business day following the 6-month anniversary of the termination of my employment with Westar Energy.

☒	I elect to defer payment of dividend equivalents related to Westar Energy RSUs granted to me on December 6, 2002 and vesting in equal tranches on each of December 6, 2005 and December 6, 2006 and elect to reinvest such deferred dividend equivalents in additional shares of Westar Energy common stock, which will also be deferred; provided, however, that following the termination of my employment with Westar Energy, all dividend equivalents relating to all such RSUs, including dividend equivalents relating to shares of Westar Energy common stock acquired with deferred dividend equivalents, will be paid in cash and not deferred.

☐	I elect not to defer distribution of Westar Energy RSUs granted to me on December 6, 2002 and vesting in equal tranches on each of December 6, 2005 and December 6, 2006.

/s/ James S. Haines, Jr.	December 2, 2004
Signature	Date